Greektown Superholdings, Inc 8k

Exhibit 3.2

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT (this “Amendment”), dated as of December 19, 2013, between Greektown Superholdings, Inc., a Delaware corporation (the “Company”), and Athens Acquisition LLC, a Delaware limited liability company (“Athens”).

RECITALS

WHEREAS, the Company and Athens entered into entered into that certain Stockholders Agreement, dated as of April 8, 2013 (the “Stockholders Agreement”) regarding the Company Securities; and

WHEREAS, the Stockholders Agreement anticipated that certain events would occur to provide liquidity to certain Minority Stockholders;

WHEREAS, the Company and Athens desire to amend the Stockholders Agreement to acknowledge that a reverse stock split shall be effectuated by the Company rather than the Short-Form Merger or any other Liquidity Event to provide liquidity to certain Minority Stockholders; and

WHEREAS, the Minority Independent Director and Athens agree that the reverse stock split as set forth in this Amendment provides an economic equivalent result to the Liquidity Event anticipated in the Stockholders Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the undersigned agree as follows:
1.	Certain Defined Terms.

(a)                Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

(b)               Section 1.1 of the Stockholders Agreement is hereby amended to add the following definition in alphabetical order:

“‘Reverse Stock Split’ has the meaning assigned to such term in Section 2.6.”

2.	Amendment to Section 2.1, 2.3 and 8.1 to Replace “Short-Form Merger” with “Reverse Stock Split”, Sections 2.1, 2.3 and 8.1 of the Stockholders Agreement are each hereby amended by deleting the term “Short-Form Merger” in Section 2.1(a) [Minority Independent Director Board Representation], Section 2.3 [SEC Registration] and Section 8.1 [Amendments and Modifications; Termination] and replacing it with the term “Reverse Stock Split” in each instance therein.

3.	Amendment to Section 2.6 [Short-Form Merger]. Section 2.6 [Short-Form Merger] is hereby amended to replace the concept of the Short-Form Merger with the Reverse Stock Split and, as modified, shall read in its entirety as follows:

“Section 2.6 Reverse Stock Split. Promptly after receipt of any required approvals of the MGCB, Athens agrees to cause the Company to take all action necessary to amend the Company’s certificate of incorporation to effectuate a 104,501:1 reverse stock split of the issued and outstanding shares of A-1 Common Stock, pursuant to which any Minority Stockholder who would otherwise hold a fractional share of the A-1 Common Stock, in lieu of receiving a certificate for a fractional share, will receive a cash payment equal to $90 per share of A-1 Common Stock held immediately prior to the reverse stock split (the “Reverse Stock Split”).”

4.	Amendment to Section 5.1 [Securityholder Liquidity]. Section 5.1(a) [Securityholder Liquidity] is hereby amended to provide that the Reverse Stock Split shall constitute a Liquidity Event and, as modified, shall read in its entirety as follows:

“Section 5.1(a) From and after the Effective Date and ending on the later of (x) the sixth month anniversary of the Effective Date and (y) December 31, 2013 (such later date being the “Liquidity Expiration Date”) (or thereafter as contemplated below or by Section 8.14), Athens shall take such action as further specified below to provide each holder of Company Securities as of the Effective Date (other than Athens and other than Brigade and Standard General, who shall be entitled to liquidity rights should they choose to execute the Investor Rights Agreement) with respect to such Company Securities so then owned by them liquidity with respect to such Company Securities (a “Liquidity Event”), subject to applicable MGCB approval, if any, in the amount of the Liquidity Price in cash, which liquidity shall be provided pursuant to the Reverse Stock Split. The Liquidity Expiration Date shall be deemed to have occurred upon the effectiveness of the amendment to the Company’s certificate of incorporation to effectuate the Reverse Stock Split. Athens shall have no further obligation to cause any other Liquidity Event to occur.”

5.	Stockholders Agreement

In accordance with Section 8.1 of the Stockholders Agreement, the Stockholders Agreement is amended pursuant to this Amendment following the approval in writing by the Minority Independent Director. Except as specifically amended herein, the Stockholders Agreement is hereby restated and reaffirmed.

6.	Miscellaneous

(a)                Governing Law; Jurisdiction. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Law of the State of Delaware without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction.

(b)               Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Amendment may be executed by facsimile or PDF signature(s).

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth in the first paragraph hereof.

GREEKTOWN SUPERHOLDINGS, INC.

By: /s/ GLEN TOMASZEWSKI

Name: Glen Tomaszewski

Title: SVP, CFO and Treasurer

ATHENS ACQUISITION LLC

By: /s/ MATTHEW CULLEN

Name:Matthew Cullen

Title:

The foregoing amendment is hereby approved by the Minority Independent Director in accordance with Section 8.1 of the Stockholders Agreement.

MINORITY INDEPENDENT DIRECTOR

By: /s/ FREMAN HENDRIX

Freman Hendrix